EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated February 12, 2010, with respect to the 25p Ordinary Shares of Barclays PLC is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 12th day of February 2010.

PCP GULF INVEST 3 LIMITED

/s/ Philip Burgin		/s/ Abdul Aziz Al Ketbi
Name:	Philip Burgin	ABDUL AZIZ AL KETBI
Title:	Director

NEXUS CAPITAL INVESTING LTD.

/s/ Ali Alatieh Jassim
Name:	Ali Alatieh Jassim
Title:	Sole Director